EXHIBIT 3.3

CERTIFICATE OF CORRECTION

Filed to Correct a Certain Error in the

RESTATED CERTIFICATE OF INCORPORATION OF

FINANCIAL INVESTORS OF THE SOUTH, INC.

In accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware, Financial Investors of the South, Inc., a corporation organized and existing under the law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on June 30, 1994 and was subsequently amended (as amended, the “Restated Certificate”).

2. The last sentence of Article 9 of the Restated Certificate contained an erroneous reference to “this Article 11” of the Restated Certificate, rather than to “this Article 9”.

3. To correct such error, the reference in the last sentence of Article 9 to “this Article 11” is hereby deleted, and “this Article 9” is substituted in lieu thereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to the Restated Certificate of Incorporation of the Corporation to be executed by its duly authorized officers as of the 26th day of August, 2005.

FINANCIAL INVESTORS OF THE SOUTH, INC.

By:	/s/ W. DAN PUCKETT
W. Dan Puckett Its Chairman

ATTEST:

/s/ CAROL W. MARSH
Carol W. Marsh
Secretary